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                                                 EXHIBIT 10.23


        The following is a fair and accurate English translation of the Employment Contract between Sara Lee/DE N.V. and Frank L. Meysman, dated November 9, 1994, which is originally in the Dutch language.


                                                 Sara Lee Corporation

                                                 /s/ Janet Langford Kelly
                                                 -------------------------
                                                 By:  Janet Langford Kelly
                                                 Its: Senior Vice President,
                                                 Secretary and General
                                                 Counsel

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                                                           Translated from DUTCH



                              EMPLOYMENT CONTRACT



THE UNDERSIGNED:

1. SARA LEE/DE N.V., with corporate seat in Joure and administrative offices at Utrecht, in accordance with the provisions of article 24 indent 2, in these presents represented by Mr. H.B. van Liemt in his capacity of Chairman of the Board of Supervisors hereinafter called the "Company",

AND

2. Mr. F. Meysman, residing at Nachtegaallaan 1, 2243 El Nassenaar The Netherlands, hereinafter called "Member of the Board of Management".

WHEREAS

Member of the Board of Management entered the employment of Douwe Egberts N.V. in Belgium on January 16, 1986 in the capacity of Marketing Director Douwe Egberts Belgium, and started his employment with the Company on September 1, 1990, where he consecutively held the positions of Senior Vice President Corporate Strategy & Business Development, member of the Coffee & Grocery Board, and chairman of the Household & Personal Care Board;

Member of the Board of Management was appointed Vice President in 1992, and Senior Vice President of Sara Lee Corporation "SLC" on April 6, 1994;

the Board of Supervisors of the Company, in its decision dated April 16, 1992, named the Member of the Board of Management a member of the Board of Management of the Company;





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the Board of Supervisors of the Company, in accordance with article 21 indent 1 of the Company's Bylaws, by decision dated April 19, 1994, named the Member of the Board of Management Chairman of the Board of Management of the Company;

Member of the Board of Management is familiar with the agreements concluded with SLC such as the memorandum dated June 27, 1977, the agreement of February 24, 1984 and the protocol of February 27, 1987; and


the parties wish to settle their employment relations while taking into account the provision of article 22 of the Company's Bylaws;

THEREFORE AGREE AS FOLLOWS:

Article 1 - Term

a. This agreement enters into effect on April 19, 1994 and replaces all employment contracts and/or agreements relating to their service relationship executed prior to that date between the Company and the Member of the Board of Management, which are hereby canceled.

b. Without prejudice to the provisions of Attachments A and B to this agreement, this agreement is concluded for an unspecified term and can be terminated by either party by registered letter at the end of a calendar month providing a notice of six months, while taking into account the provisions of the Bylaws of the Company regarding the resignation of members of the Board of Management.

c. This agreement terminates in each case legally without requiring any notice when reaching the age at which a member of the Board of Management is obliged to resign in accordance with the Bylaws of the Company.


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Article 2 - Task/Competencies

a. The Member of the Board of Management is obliged to carry out his activities in accordance with the pertinent legal provisions and those in the Company's Bylaws.
         In addition, the Member of the Board of Management is obliged to be always bound by the "Management Regulation" drawn up in accordance with article 20 indent 2 of the Bylaws, if and as long as it remains in existence.

b. The Member of the Board of Management is Chairman of the Board of Management which as a Group is entrusted with the Management of the Company. As Chairman, the Member of the Board of Management is in particular entrusted with the following tasks and areas: strategy, complete operational matters, financial policy, internal and external communications, personnel and juridical matters.

         The Board of Supervisors is at all times authorized, after consultation with the Board of Management and the Member of the Board of Management, to effect changes in and make additions to the task description.

c. In addition to his function of Chairman of the Board of Management, the Member of the Board of Management will be requested to take on administrative functions at sister companies and/or subsidiaries of the Company.

d. The Member of the Board of Management is obliged to observe the Code of Conduct of SLC, as set forth from time to time. The Code of Conduct contains among others, provisions with regard to limitations which are placed on private investments.

Article 3 - Primary Employment Conditions

a.       Salary

        The Member of the Board of Management is entitled to an annual salary of DFL 644,000 gross. This salary incorporates all legally





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         compulsory payments of whatever nature, including vacation allowance, as well as year-end bonus.

b.       Payment
         Payment will be on a monthly basis.

c.       Raise
         The salary of the Member of the Board of Management can be raised annually, i.e. on January first on the basis of an evaluation by the Board of Supervisors of the performance of the Member of the Board of Management, as well as of the market developments in relation to the functions on a comparative level. The first raise may take place on January 1, 1996.

d.       Incapacity
         During the first year of illness during which the (Dutch)
         Health Law is applicable, and the two consecutive years during which the incapacity applies according to WAO/AAW, the Company shall supplement the benefits under the Health Law and/or WAO/AAW (or legal regulation taking its place and/or any addition to it) up to 100% of the salary prevalent on the day preceding the first sick day, applied in a manner as described in indent c of this article.

         Benefits on the basis of above insurances shall, in case the Member of the Board of Management retires during the period of illness or in case of incapacity, be deducted from the pension benefits for the corresponding period.

e.       Recovery clause
         The Company is not obligated to make any payment on account of incapacity, as meant in indent d. of this article, if and to the extent the Member of the Board of Management can exercise a claim against a third party with regard to a damage compensation claim because of lost salary. In the latter case, the Company will disburse the amounts as per indent d. of this article by way of advance to the damage compensation to be received from the third party, and against a cash-in waiver by





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         Member of the Board of Management of his right to the damage compensation up to the sum of the advances paid out by the Company. The obligation of the Company to turn over to the Member of the Board of Management the cashed-in damage compensation amounts will be legally compensated with the advances disbursed to him.

Article 4 - Secondary Employment Conditions

a.       Vacation Entitlements
         The Member of the Board of Management is entitled to thirty days of vacation per year. Member of the Board of Management shall take his vacation following mutual consultation with the other members of the Board of Management. In case of a lengthy absence, the Member of the Board of Management shall so advise the Board of Supervisors.

b.       Pension Provision
         The pension arrangement is included in Attachment E to this agreement.

c. The successors of the Member of the Board of Management are entitled to a benefit, as meant in article 7A:1639.1 of the Civil Code.

Article 5 - Tertiary Employment Conditions

a. The Member of the Board of Management is and remains insured under the voluntary collective health insurance plan of the Company. The corresponding premiums are totally for account of the Member of the Board of Management. 60% of the premium owed by the Member of the Board of Management is reimbursed on a gross basis by the Company on the basis of insurance class 2a for the Member of the Board of Management and spouse, and class 3 for his children.

b.       Car Allowance
         1. Member of the Board of Management has available to him for business use a suitable vehicle with chauffeur.
         2. Besides the car mentioned under b.1., Member of the Board of Management can make use of the car policy applicable to the



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         Board of Management for private and business use.

c.       Telephone Expenses
         The company reimburses the Member of the Board of Management for the complete subscription and call expenses of the telephone connection at the Member of the Board of Management's home, after he deducts a contribution for private use in accordance with the arrangement applicable to the Board of Management.

d.       Out-of-pocket Expenses
         Expenses, which the Member of the Board of Management incurs within the framework of carrying out his tasks as member of the Board of Management for the Company, such as travel and lodging expenses, are reimbursed on a declaration basis. If so desired, the Chairman of the Board of Supervisors can request to inspect the expense account declarations, which are processed on a quarterly basis.

e.       Non-reimbursable Expenses
         For the non-reimbursable expenses, the Company pays the Member of the Board of Management a representation compensation, which is set by the Board of Supervisors, from year to year. For 1994, a representation reimbursement of Dfl. 18,000 is applicable.

f.       Third Party Liability Insurance
         As Chairman of the Board of Management, and in all functions which he holds on the basis of and in connection with the Company, the Member of the Board of Management is insured during the term of this agreement and after that, as to his third party liability in accordance with the policy affixed as Attachment C. The costs of the insurance are for account of the Company. If the Member of the Board of Management, on the basis of his above-mentioned liability, which does not fall under the coverage of above insurance policy, is held liable for damages according to a judicial decision, the Company shall compensate the Member of the Board of Management for the material damage suffered by the Member of the Board of Management,


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         unless it is established by judicial decision that the Member of the Board of Management is guilty of intent or gross neglect. The Member of the Board of Management is obliged to keep the provision of this indent f. secret vis-a-vis third parties.

Article 6

If the Member of the Board of Management, owing to a function he occupies by virtue of his capacity as member of the Board of Management of the Company, receives an allowance or compensation, he shall deposit same into the treasury of the Company.

Article 7 - Additional Functions

The Member of the Board of Management binds himself not to be active for any other employer for the duration of his employment contract, - either directly or indirectly -, to abstain from doing business for own account and not to accept a position, nor to occupy any paid and/or time-consuming unpaid function without the advance written consent of the Chairman of the Board of Supervisors of the Company. The Member of the Board of Management declares that on the date he signs this agreement, he is holding the additional functions as listed in Attachment D, which the Board of Supervisors hereby approves as per above provision.

The interest and/or compensations attached to the side functions meant in this article do not need to be deducted from the salary mentioned in article 3, indent a or from any payment or compensation mentioned in this agreement.

Article 8 - Non Compete Clause

a. The Member of the Board of Management binds himself, during the term of his employment relationship and during a period of 24 months after termination of his employment, neither directly nor indirectly, neither for himself nor for others, to be active or connected in any form whatsoever in or with any enterprise


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         with activities similar to, or otherwise competing with those of the
         Company and its affiliates, nor to lend thereby his intervention as an intermediary, in any form whatsoever, directly or indirectly. Taking into account the potential damage for the Company and its affiliates, the Chairman of the Board of Supervisors can, at the request of the Member of the Board of Management, declare that a specific activity or connection of the Member of the Board of Management falls outside of the sphere of competition. Such a request by the Member of the Board of Management shall not be refused on unreasonable grounds.

         The Member of the Board of Management furthermore binds himself to abstain during the above defined term from any efforts to solicit any employee(s) of the Company or affiliated companies.


b. If the Member of the Board of Management acts in violation of his obligations, by virtue of the provision under a of this article, he shall owe the Company a penalty for each violation without the need to serve notice, the amount of which is equal to one time the last applicable gross annual salary of the Member of the Board of Management, together with a fine equalling Dfl. 50,000 for each day the violation continues following communication of the corresponding discovery by the Company, without prejudice to the Company's right to claim complete compensation of damages instead of the fine.

Article 9 - Confidentiality

a. The Member of the Board of Management is bound to secrecy with regard to all particulars concerning the affairs of the Company and its affiliates.

b. The Member of the Board of Management binds himself both during the term of his employment contract and after the employment agreement has terminated for whatever reason, not to divulge to anybody in any way whatsoever any information, knowledge or data related to the affairs of the Company and its affiliates, about which

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         he has obtained knowledge during or as a result of his employment contract with the Company and about which secrecy was imposed on him, or the confidential character of which is known to him and should be known by him.

c. The Member of the Board of Management shall only utilize information, knowledge or data as meant under b of this article within the framework of his activities by virtue of his employment contract with the Company.

d. If the Member of the Board of Management acts in violation of his obligations by virtue of the provisions in indents a, b and c of this article, he shall owe the Company for each violation a fine in the amount of one time the last applicable gross annual salary, without prejudice to the right of the Company to claim complete compensation of damages instead of the fine.

Article 10 - Documents

The Member of the Board of Management is prohibited in any way whatsoever from having or keeping in his private possession documents or correspondence or duplicates of them which he received in connection with his activities at the Company, except to the extent and for the period of time this is required for carrying out his activities for the Company. In each case, the Member of the Board of Management is obliged, even without the corresponding request, to immediately turn such documents, correspondence or duplicates of them over to the Company at the end of his service or in case of non-activity for whatever reason.

Article 11 - Relief

The Company has the right to relieve the Member of the Board of Management of his function as a member of the Board of Management of the Company, without thereby terminating the employment contract with the Member of the Board of Management, if and as long as the Member of the Board of Management of the Company is incapable due to illness or accident or otherwise of



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carrying out his activities as member of the Board of Management in due form, and the Company shall in such case not be held liable for compensation of damages. Without prejudice to the foregoing, the Company retains the right to terminate the employment thereafter in accordance with the provisions of this agreement.

Article 12

a. All disputes, which might arise by virtue of the present agreement, as well as of subsequent agreements, which might be the result thereof, will be decided in accordance with the Regulations of the Dutch Arbitrage Institute in Rotterdam. The Arbitration Court shall consist of three arbiters. The arbitrage site shall be Utrecht.

b.       This agreement shall be subject to Dutch law.

c. Amendments or additions to this agreement must be set forth in writing in order to have legal validity.

Article 13

The attachments form an integral part of this agreement.

They are: A.   Regulation concerning voluntary early retirement
          B.   Regulation regarding termination of employment
          C.   Third party liability insurance
          D.   Additional functions
          E.   Pension letter

Thus drawn up in duplicate and signed, in Utrecht on November 9,
1994

(signed)                                               (signed)
SARA LEE/D.E., N.V.                                     F. Meysman
H.B. van Liemt




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Attachment A

This Attachment is an integral part of the Labor Agreement dated November 9, 1994.

1. Prior to reaching the pension entitlement age of 62, but after reaching age 57 1/2, the Company has the right to request the Member of the Board of Management to retire as Chairman of the Board of Management for reasons at Company's discretion.

         If the Company requests the Member of the Board of Management to retire in this manner, whereby the Company observes a notice of at least 6 months, the Member of the Board of Management, without any reservation and with his full cooperation, shall accept such resignation at the desired moment specified to this effect.

2. The Company hereby grants the Member of the Board of Management the right to resign voluntarily upon his request at age 60, whereby the Member of the Board of Management shall observe a notice of at least 6 months.

3. In case of resignation as Chairman of the Board of Management as a result of the provision sub 1, resp. 2 of this Attachment during the period starting on the date of termination of his employment with the Company until the effective date of his pension being 62 years, the Member of the Board of Management shall be entitled to an arrangement for voluntary early retirement, which is applicable or declared to be applicable for members of the Board of Management.

4. For the Member of the Board of Management who retires as a member of the Board of Management in accordance with the provision sub 1 of 2 of this Attachment, in deviation from the regulation in effect for the other employees of the Company, an allowance applies on the basis of 90% of the gross annual salary paid out last during the first year starting on the date of termination of his employment with the Company and on the basis of 80% of the gross annual salary received last for the


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         remaining period until reaching age 62, whereby the Board of
         Supervisors can decide to index the annual salary.

         The required provision for this arrangement shall be made by the Company. The Company has the right to transfer the rights and obligations by virtue of the arrangement provided for in this Attachment A to a Foundation which is set up for this purpose for the benefit of the members of the Board of Management of the Company.

5. To the extent that the Member of the Board of Management after above-mentioned arrangement becomes effective receives income from other sources or acquires income from his independent enterprise, while such income on a gross basis together with the allowances according to sub 3 and 4 of Attachment A exceeds 100% of above-mentioned gross annual salary paid out last, the excess shall be withheld from the allowance owed by the Company. Remuneration paid for carrying out the Supervisor's function is not deemed to form part of above-mentioned income from employment or from independent entrepreneurship. Of this type of income meant here, the Member of the Board of Management shall always prepare and submit a detailed accounting to the Company.

6. At the end of the employment contract, the Member of the Board of Management shall resign all directorships/administrative functions in enterprises affiliated with the Company and to affix all signatures required to this effect and to lend his cooperation.

Thus drawn up in duplicate and signed in Utrecht on Nov. 9, 1994.



(signed)                                                  (signed)
SARA LEE/DE N.V.                                       F. Meysman
H.B. van Liemt







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Attachment B

This attachment forms an integral part of the Labor Agreement dated November 9, 1994.

The following arrangement applies to the Member of the Board of Management for the period starting with his appointment as Chairman of the Board of Management until he reaches age 57 1/2.

1. If the Company terminates the employment prior to the Member of the Board of Management reaching age 57 1/2 without observing the 6 months' notice, or while observing the six months' notice for reasons other than for cause, as meant in article 7A:1639.p of the Civil Code - if necessary, in case of a difference of opinion about this as decided by a judge of the highest instance - the Company shall owe the Member of the Board of Management an amount equal to:

         a) either 2.5 (two and a half) times the gross annual salary received last, as meant in article 3 indent a of the employment contract, in case of termination without observing the notice of six months;
         b) or 2 (two) times the gross annual salary received last, as meant in article 3 indent a of the employment contract, in case of termination while observing the notice of six months;
         c) increased by one gross monthly salary, as meant in article 3 indent a of the employment contract for each year the Member of the Board of Management exceeds age 50.

         This allowance shall be paid out by the Company in monthly installments, each amounting to 1:30 of the total amount in case of sub a, or 1:24 of the total amount, in case of sub b, such increased each time by the number of installments in accordance with the provision sub c, this however while making all mandatory withholdings and furthermore without prejudice to provision sub 2 of this Attachment. During the period mentioned no employment agreement exists between the Member of the Board of Management and the Company.


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         By the end of the employment contract, a premium-free policy will be provided for the pension entitlements built up during the period of employment, on the basis of an actuarial computation.

         The Member of the Board of Management can remain insured under the collective health plan subscribed to by the Company, however without being entitled to a Company contribution in the premiums.

         All employment conditions, to the extent not explicitly provided for otherwise, are automatically terminated at the end of the employment contract.

2. Over the payments meant under sub 1, the Company shall withhold the pro rata portion of 2/3 of all income of the Member of the Board of Management as mentioned below, acquired during the first year after termination of employment and 1/3 of all income mentioned hereinafter acquired from the beginning of the second year after termination of employment for a period ending on the last day of the month during which the final installment payment meant sub 1 takes place. "All income" means all earnings from employments and/or independent entrepreneurship and/or as adviser and/or supervisor, if such an activity or connection relates to an enterprise with activities in a field which are similar to or otherwise competing with those of the Company and its affiliates.

         In order to be able to apply these deductions, the Member of the Board of Management shall supply the Company with a monthly statement of all income mentioned above. To verify this, the Company shall have the right to request all relevant information from a relevant income tax inspector, as well as from the employers of the Member of the Board of Management.

3. At the end of the employment contract, the Member of the Board of Management shall resign all directorships/administrative functions with the Company's affiliates and shall execute all documents and



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         lend his full cooperation to this effect.

Thus drawn up in duplicate and signed in Utrecht on November 9, 1994.

(signed)                                         (signed)
SARA LEE/DE N.V.                               F. Meysman
H.B. van Liemt









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Attachment C

This attachment forms an integral part of the Labor Agreement dated November 9, 1994.

(W.A. Policy)

This attachment refers to a third-party insurance policy which is part of an overall corporate insurance policy in Dutch language and which contains confidential information.



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


Attachment D


This attachment forms an integral part of the Labor Agreement dated Nov. 9, 1994.

Additional functions held by the Member of the Board of Management at the time of signing this agreement:

                         None





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                                                       Stichting
Attachment E                                           "Excedentenpensioenfonds
                                                       Douwe Egberts"
Translation from originial Dutch version
---------------------------------------


                                                       Posrbus 1428
                                                       3600 BK MAARSSEN
Mr. F.L.V. Meysman
Nachtegaallaan 1, 2243
El Nassenaar,
The Netherlands
                                                      Utrecht, February 16, 1995
                                                      (L-0995.02)


Dear Mr. Meysman,

Based on your membership of the "Excedentenpensioenfonds Douwe Egberts" Foundation and in accordance with the provisions of Article 11, clause 5 of the Foundation's by-laws, the following pension entitlements apply to you with effect from 19 April 1994, subject to the terms and provisions of the Foundation's by-laws.

a. An old-age pension, commencing on the first day of the month in which you reach the age of 62, set at 50% of your last annual salary. In addition, until the date on which you become eligible for a statutory old-age pension
    (AOW) the required employee's and employer's social security insurances contributions will be paid/refunded by the Foundation; however, with effect from the date of commencement of the AOW pension an amount will be deducted from the old-age pension in respect of AOW, calculated according to the formula:

                                 SMW x 0.0125
                                       ------
                                       0.0175

    where SMW - statutory minimum wage including holiday bonus as of 1 January of the year of your retirement, or 10/7 x the joint gross AOW pension entitlements, including holiday payments, applicable at the same date to an eligible married couple, both of whom are aged 65 or over, if this results in a lower total.

    N.B. For the purpose of calculating your severance rights the date of commencement of this pension commitment shall be taken as 16 April 1992. The AOW amount to be deducted in determining the Foundation's obligations issuing from your severance rights is calculated as follows:

                                 1
                              SMW  x 0.0125 x m
                                     ------   -
                                     0.0175   n

                                                       STITCHTING
                                                       "EXEEDENTENPENSIOENFONDS
                                                       DOUWE EGBERTS"

                                   -2-




    where SMW(1) represents the above-mentioned minimum wage as of 1 January of the year used for computation, in the number of years' service with Douwe Egberts and in the number of years between the commencement of your employment with Douwe Egberts and the date of commencement of your AOW pension.

    For the year 1994 you are entitled to an old-age pension from the age of 62 in the amount of NLG 332,000, - p.a., from which there will be an AOW deduction of NLG 25,314.00 p.a. from age 65.

    The old-age pension is payable from the first day of the month in which you reach your sixty-second birthday and will terminate on the last day of the month of your decease.

b. A widow's pension totalling 70% of the old-age pension described under a. In the case of your death in service, the widow's pension to which your spouse is entitled will be increased on a temporary basis.

    This temporary supplement to the widow's pension will be paid at the same time as the widow's pension, but in no case beyond the first day of the month in which the widow reaches the age of 65, and will total 30% of the old-age pension to which there is an entitlement at that pension date. For 1994 the widow's pension totals NLG 255,400,- p.a. and the temporary widow's pension NLG 96,600,-p.a.

    The widow's pension will be payable from the date of your decease, or - if you were already in receipt of an old-age pension - on the first day of the month following your decease and will terminate on the last day of the month of decease of the widow.

c. Orphans' pension for all eligible orphans together will be calculated on the basis of the following table of percentages of the old-age pension described under a:


    no. of children                             no. of children having
    having lost one parent          %           lost both parents          %
    ----------------------         ----         ----------------------   -----
           1                        20                1                    20
           2                        30                2                    45
           3 or more                40                3                    60
                                                      4 or more            75

    the total orphans' pension will be divided equally among the eligible children.

                                                        STICHTING
                                                        "EXEDENTENPENSIOENFONDS
                                                        DOUWE EGBERTS"


                                     -3-



The pensions will be paid monthly in arrears.

Pension entitlements which (may) accrue to yourself or your next-of-kin from Stichting Pensioenfonds Douwe Egberts, and any pension entitlements deriving from previous employers are deducted from the total pension entitlements described under a-c above, so that there will be claims on this Foundation only to the extent that entitlement exceeds the latter entitlements.

In order to simplify the procedure for deducting pensions deriving from pensionschemes elsewhere, it will be sufficient if you or your next-of-kin report annually to this Foundation of the pension payments received on account of pensionschemes with previous employers, so that these can be offset against your claims on this Foundation.

You will receive an annual pension statement indicating the amount of the entitlements listed under a-c above.

Stichting Excedentenpensioenfonds
Douwe Egberts